Exhibit 10.9

AMENDED AND RESTATED PROMISSORY NOTE

This Amended and Restated Promissory Note completely amends and replaces that certain Promissory Note dated October 24, 2002, as previously amended (the “Original Note”) in the stated principal amount of $67,560,500.00 executed by Borrower in favor of Holder. The Original Note shall have no further force or effect whatsoever.

DEFINED TERMS

Execution Date: November 1, 2007	City and State of Signing: , Georgia

Loan Amount: $82,400,000.00	Interest Rate: 5.76% per annum

Borrower: 1201 EYE STREET, N.W. ASSOCIATES LLC, a Delaware limited liability company

Borrower’s Address:
1201 Eye Street, N.W. Associates LLC c/o Piedmont Operating Partnership, L.P.
6200 The Corners Parkway, Suite 500
Norcross, Georgia 30092
Attention: Executive Vice President, Capital Markets

With a copy to:
Troutman Sanders LLP
600 Peachtree Street, NE, Suite 5200
Atlanta, Georgia 30308-2216
Attention: James W. Addison, Esq.

Holder: METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation

Holder’s Address:
Metropolitan Life Insurance Company
10 Park Avenue, Third Floor
Morristown, New Jersey 07962
Attention: Senior Vice President, Real Estate Investments

and:
Metropolitan Life Insurance Company
10 Park Avenue, Third Floor
Morristown, New Jersey 07962
Attention: Law Department, Chief Counsel, Real Estate Investments

Maturity Date: November 1, 2017

Interest Only Period: The period from the Execution Date and ending on the day preceding the Maturity Date.	Interest Installment Date: December 1, 2007

Monthly Installment: Equal monthly installments of interest only at the Interest Rate each in the amount of $395,520.00.	Permitted Prepayment Period: During the 90 day period prior to the Maturity Date, Borrower may prepay the Loan (in whole but not in part) without a Prepayment Fee on 30 days’ prior written notice. In addition, commencing on December 1, 2011, Borrower may prepay the Loan (in whole but not in part) with a Prepayment Fee on 30 days’ prior written notice in accordance with Section 8 of this Note.

Liable Parties:

Piedmont Operating Partnership, L.P., a Delaware limited partnership, formerly known as Wells Operating Partnership, L.P.

6200 The Corners Parkway, Suite 500

Norcross, Georgia 30092

Attention: Executive Vice President, Capital Markets

Late Charge: An amount equal to four cents ($.04) for each dollar that is not paid within seven (7) days after the due date.

Default Rate: An annual rate equal to the Interest Rate plus four percentage points (400 basis points).

Note: This Amended and Restated Promissory Note.

Deed of Trust: The Amended and Restated Deed of Trust, Security Agreement, and Fixture Filing dated as of the Execution Date granted by Borrower to the Trustee named therein for the benefit of Holder.

Loan Documents: This Note, the Deed of Trust and any other documents related to this Note and/or the Deed of Trust and all renewals, amendments, modifications, restatements and extensions of these documents.

Guaranty: Amended and Restated Guaranty of Recourse Obligations dated as of the Execution Date and executed by Liable Parties.

Unsecured Indemnity Agreement: Amended and Restated Unsecured Indemnity Agreement dated as of the Execution Date and executed by Borrower and Liable Parties in favor of Holder.

The Unsecured Indemnity Agreement and the Guaranty are not Loan Documents and shall survive repayment of the Loan or other termination of the Loan Documents.

FOR VALUE RECEIVED, Borrower promises to pay to the order of Holder at Holder’s Address or such other place as Holder may from time to time designate, the Loan Amount with interest payable in the manner described below, in money of the United States of America that at the time of payment shall be legal tender for payment of all obligations.

Capitalized terms which are not defined in this Note shall have the meanings set forth in the Deed of Trust.

1. Payment of Principal and Interest. Principal and interest under this Note shall be payable as follows:

(a) Commencing on the Interest Installment Date and on the first day of each calendar month thereafter, to and including the first day of the calendar month immediately preceding the Maturity Date, Borrower shall pay the Monthly Installment; and

(b) On the Maturity Date, a final payment in the aggregate amount of the unpaid principal sum evidenced by this Note, all accrued and unpaid interest, and all other sums evidenced by this Note or secured by the Deed of Trust and/or any other Loan Documents as well as any future loans or advances under the Deed of Trust that may be made to or on behalf of Borrower by Holder following the Execution Date (collectively, the “Secured Indebtedness”), shall become immediately payable in full.

Borrower acknowledges and agrees that the entire original Loan Amount shall be outstanding and due on the Maturity Date.

Interest shall be calculated on the basis of a thirty (30) day month and a three hundred sixty (360) day year, except that (i) if the Execution Date occurs on a date other than the first day of a calendar month, interest payable for the period commencing on the Execution Date and ending on the last day of the month in which the Execution Date occurs shall be calculated on the basis of the actual number of days elapsed over a 365-day or 366-day year, as applicable, and (ii) if the Maturity Date occurs on a date other than the last day of the month, interest payable for the period commencing on the first day of the month in which the Maturity Date occurs and ending on the Maturity Date shall be calculated on the basis of the actual number of days elapsed over a 365-day or 366-day year, as applicable.

2. Application of Payments. At the election of Holder, and to the extent permitted by law, all payments shall be applied in the order selected by Holder to any expenses, prepayment fees, late charges, escrow deposits and other sums due and payable under the Loan Documents, and to unpaid interest at the Interest Rate or at the Default Rate, as applicable. The balance of any payments shall be applied to reduce the then unpaid Loan Amount.

3. Security. This Note is secured by the Deed of Trust and other instruments (including without limitation the Related Deed of Trust unless and until the Related Deed of Trust is released in accordance with Section 1.3 thereof). This Note shall evidence, and the Deed of Trust shall secure, the Secured Indebtedness.

4. Late Charge. If any payment of a Monthly Installment or any payment of a required escrow deposit is not paid within seven (7) days after the due date, Holder shall have the option to charge the Borrower the Late Charge. The Late Charge is for the purpose of defraying the expenses incurred in connection with handling and processing delinquent payments and is payable in addition to any other remedy Holder may have. Unpaid Late Charges shall become part of the Secured Indebtedness and shall be added to any subsequent payments due under the Loan Documents.

5. Acceleration Upon Default. At the option of Holder, if Borrower fails to pay any sum specified in this Note within seven (7) days after the due date or if any other Event of Default occurs, the Secured Indebtedness (and at the further option of Holder, the Related Secured Indebtedness), and all other sums evidenced and/or secured by the Loan Documents (and at the further option of Holder, the Related Loan Documents), including without limitation any applicable prepayment fees (collectively, the “Accelerated Loan Amount”) shall become immediately due and payable.

6. Interest Upon Default. The Accelerated Loan Amount shall bear interest at the Default Rate which shall never exceed the maximum rate of interest permitted to be contracted for under the laws of the State. The Default Rate shall commence upon the occurrence of an Event of Default and shall continue until all defaults are cured.

7. Limitation on Interest. The agreements made by Borrower with respect to this Note and the other Loan Documents are expressly limited so that in no event shall the amount of interest received, charged or contracted for by Holder exceed the highest lawful amount of interest permissible under the laws applicable to the Loan. If at any time performance of any provision of this Note or the other Loan Documents results in the highest lawful rate of interest permissible under applicable laws being exceeded, then the amount of interest received, charged or contracted for by Holder shall automatically and without further action by any party be deemed to have been reduced to the highest lawful amount of interest then permissible under applicable laws. If Holder shall ever receive, charge or contract for, as interest, an amount which is unlawful, at Holder’s election, the amount of unlawful interest shall be refunded to Borrower (if actually paid) or applied to reduce the then unpaid Loan Amount. To the fullest extent permitted by applicable laws, any amounts contracted for, charged or received under the Loan Documents included for the purpose of determining whether the Interest Rate would exceed the highest lawful rate shall be calculated by allocating and spreading such interest to and over the full stated term of this Note.

8. Prepayment.

(a) Borrower shall not have the right to prepay all or any portion of the Loan Amount at any time during the term of this Note except as expressly set forth in the Defined Terms, this Section 8 and Section 10.1(g) of the Deed of Trust. If Borrower provides notice (a “Prepayment Notice”) of its intention to prepay, the Secured Indebtedness shall become due and payable on the date specified in the Prepayment Notice.

(b) Notwithstanding anything to the contrary herein, Borrower shall not be permitted to prepay the Loan unless the following conditions are satisfied:

(i) If Borrower prepays the Loan, in addition to the applicable Prepayment Fee, Related Borrower shall prepay $2,880,000.00 of the principal of the Related Loan, along with the applicable Prepayment Fee thereon (provided further that such prepayment shall otherwise be permitted under Section 8(b) of the Related Note);

(ii) There is then no Event of Default under the Deed of Trust (including without limitation an Event of Default under the Related Loan Documents), the Unsecured Indemnity Agreement, the Unsecured Indemnity Agreement for the Related Loan, the Guaranty, or the Guaranty for the Related Loan; and

(iii) After such proposed prepayment, (A) in the reasonable opinion of Holder, the annual Net Operating Income (as defined in Section 10.1(d) of the Related Deed of Trust) during the then upcoming 12-month period to be derived from the Related Property after the date of such prepayment (as calculated pursuant to space leases with tenants who are in actual occupancy, pay rent on a current basis, and are not in default) shall not be less than one hundred seventy-five percent (175%) of the aggregate amount of monthly installments due under the Related Note; and (B) the unpaid principal balance of the Related Loan shall not exceed fifty-five percent (55%) of the value of the Related Property as determined by Holder;

provided, however, that Borrower shall have the right to make a concurrent partial prepayment (with applicable Prepayment Fees) of such portion of the remaining unpaid Related Loan Amount as shall be required (in addition to the amount prepaid pursuant to Section 8(b)(iii) above) in order to satisfy the loan-to-value requirement of this clause (B). In determining the debt service coverage ratio for purposes of clause (A) above, the unpaid principal balance of, and the payments required or accrued under, the Subordinate Loan (as such term is defined in Section 10.2 of the Deed of Trust) shall be disregarded.

9. Prepayment Fee.

(a) Any tender of payment by Borrower or any other person or entity of the Secured Indebtedness, other than as expressly provided in the Loan Documents, shall constitute a prohibited prepayment. If a prepayment of all or any part of the Secured Indebtedness is made (i) following an Event of Default and an acceleration of the Maturity Date, or (ii) in connection with a sale of the Property or a repayment of the Secured Indebtedness at any time before, during or after, a judicial or non-judicial foreclosure or sale of the Property, then to compensate Holder for the loss of the investment, Borrower shall pay an amount equal to the Prepayment Fee (as hereinafter defined). With respect to the application of money to the principal of the Loan as the result of a casualty or condemnation, so long as Borrower makes commercially reasonable, good faith efforts to obtain an amount equal to the Prepayment Fee due as a result of a casualty or condemnation (from the insurer or from the condemning authority, respectively), which efforts shall not include litigation, the Prepayment Fee otherwise chargeable shall not be chargeable.

(b) The “Prepayment Fee” shall be the greater of (A)(x) the present value of all remaining payments of principal and interest including the outstanding principal due on the Maturity Date, discounted at the rate which, when compounded monthly, is equivalent to the Treasury Rate plus 50 basis points (one-half of one percentage point) compounded semi-annually, less (y) the amount of the principal then outstanding (immediately prior to the prepayment), or (B) one percent (1%) of the amount of the principal being prepaid.

(c) The “Treasury Rate” shall be the annualized yield on securities issued by the United States Treasury having a maturity equal to the remaining stated term of this Note, as quoted in the Federal Reserve Statistical Release [H. 15 (519)] under the heading “U.S. Government Securities - Treasury Constant Maturities” five (5) days prior to the date on which the prepayment is to be made. If this rate is not available as of the date of prepayment, the Treasury Rate shall be determined by interpolating between the yield on securities of the next longer and next shorter maturity. If the Treasury Rate is no longer published, Holder shall select a comparable rate.

(d) Holder will, upon request, provide an estimate of the amount of the Prepayment Fee two (2) weeks before the date of the scheduled prepayment.

10. Waiver of Right to Prepay Note Without Prepayment Fee. Borrower acknowledges that Holder has relied upon the anticipated investment return under this Note in entering into transactions with, and in making commitments to, third parties and that the tender of any prohibited prepayment shall, to the extent permitted by law, include the Prepayment Fee. Borrower agrees that the Prepayment Fee represents the reasonable estimate of Holder and Borrower of a fair average compensation for the loss that may be sustained by

Holder as a result of a prohibited prepayment of this Note and it shall be paid without prejudice to the right of Holder to collect any other amounts provided to be paid under the Loan Documents.

BORROWER EXPRESSLY (A) WAIVES ANY RIGHTS IT MAY HAVE TO PREPAY THIS NOTE, IN WHOLE OR IN PART, WITHOUT FEE OR PENALTY, UPON ACCELERATION OF THE MATURITY DATE OF THIS NOTE, AND (B) AGREES THAT IF, FOR ANY REASON, A PREPAYMENT OF THIS NOTE IS MADE, UPON OR FOLLOWING ANY ACCELERATION OF THE MATURITY DATE OF THIS NOTE BY HOLDER ON ACCOUNT OF ANY DEFAULT BY BORROWER UNDER ANY LOAN DOCUMENT, INCLUDING BUT NOT LIMITED TO ANY TRANSFER, FURTHER ENCUMBRANCE OR DISPOSITION WHICH IS PROHIBITED OR RESTRICTED BY THE DEED OF TRUST, THEN BORROWER SHALL BE OBLIGATED TO PAY CONCURRENTLY THEREWITH THE PREPAYMENT FEE SPECIFIED IN SECTION 9.

11. Liability of Borrower. Upon the occurrence of an Event of Default, except as provided in this Section 11, Holder will look solely to the Property (and the Property encumbered by the Related Deed of Trust) and the security under the Loan Documents (and the security under the Related Loan Documents) for the repayment of the Loan and will not enforce a deficiency judgment against Borrower. However, nothing contained in this section shall limit the rights of Holder to enforce any policies of insurance or to proceed against Borrower and the general partners of Borrower, if any, and/or the Liable Parties or any one or more of them (i) to enforce any Leases entered into by Borrower or its affiliates as tenant, guarantees, or other agreements entered into by Borrower in a capacity other than as borrower; (ii) to recover damages for fraud, material misrepresentation, material breach of warranty or waste committed by Borrower or any constituent thereof; (iii) to recover any Condemnation Proceeds or Insurance Proceeds or other similar funds which have been misapplied by Borrower or which, under the terms of the Loan Documents, should have been paid to Holder; (iv) to recover any tenant security deposits, tenant letters of credit or other deposits or refundable fees paid to Borrower that are part of the collateral for the Loan or prepaid rents for a period of more than 30 days which have not been delivered to Holder unless applied in accordance with the Leases prior to an Event of Default; (v) to recover Rents and Profits received by Borrower after the first day of the month in which an Event of Default occurs and prior to the date Holder acquires title to the Property which have not been applied to the Loan or in accordance with the Loan Documents to operating and maintenance expenses of the Property; (vi) to recover damages, costs and expenses arising from, or in connection with, any breach of a covenant contained in Article 6 of the Deed of Trust or the Unsecured Indemnity Agreement; (vii) to recover any amount expended by Holder in connection with a foreclosure or trustee’s sale under the Deed of Trust; (viii) to recover damages arising from Borrower’s failure to comply with Section 8.1 of the Deed of Trust pertaining to ERISA; and/or (ix) to recover damages, costs and expenses arising from, or in connection with, Borrower’s failure to pay any Impositions or Premiums.

The limitation of liability set forth in this Section 11 shall not apply and the Loan shall be fully recourse in the event that prior to the indefeasible repayment in full of the Secured Indebtedness and the 1225 Guaranteed Obligations (as defined in the Deed of Trust), (i) Borrower commences a voluntary bankruptcy or insolvency proceeding, or (ii) an involuntary bankruptcy or insolvency proceeding is commenced against Borrower, and Borrower or any related party has directly or indirectly encouraged, participated with, or colluded with the parties filing such involuntary bankruptcy or insolvency proceeding to file such proceeding. In addition, this agreement shall not waive any rights which Holder would have under any provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Secured Indebtedness and the 1225 Guaranteed Obligations or to require that the Property shall continue to secure all of the Secured Indebtedness and the 1225 Guaranteed Obligations.

The limitation of liability set forth in this Section 11 also shall not apply and the Loan shall be fully recourse in the event that there is any violation of Sections 10.1 or 10.2 of the Deed of Trust.

12. Waiver by Borrower. Borrower and others who may become liable for the payment of all or any part of this Note, and each of them, waive diligence, demand, presentment for payment, notice of nonpayment, protest, notice of dishonor and notice of protest, notice of intent to accelerate and notice of acceleration and specifically consent to and waive notice of any amendments, modifications, renewals or extensions of this Note, including the granting of extension of time for payment, whether made to or in favor of Borrower or any other person or persons.

13. Exercise of Rights. No single or partial exercise by Holder, or delay or omission in the exercise by Holder, of any right or remedy under the Loan Documents shall waive or limit the exercise of any such right or remedy. Holder shall at all times have the right to proceed against any portion of or interest in the Property in the manner that Holder may deem appropriate, without waiving any other rights or remedies. The release of any party under this Note shall not operate to release any other party which is liable under this Note and/or under the other Loan Documents or under the Unsecured Indemnity Agreement.

14. Fees and Expenses. If Borrower defaults under this Note, Borrower shall be personally liable for and shall pay to Holder, in addition to the sums stated above, the costs and expenses of enforcement and collection, including a reasonable sum as an attorney’s fee. This obligation is not limited by Section 11.

15. No Amendments. This Note may not be modified or amended except in a writing executed by Borrower and Holder. No waivers shall be effective unless they are set forth in a writing signed by the party which is waiving a right. This Note and the other Loan Documents are the final expression of the lending relationship between Borrower and Holder and there is no unwritten agreement with respect to the subject matter of the Loan.

16. Governing Law. This Note is to be construed and enforced in accordance with the laws of the District of Columbia.

17. Construction. The words “Borrower” and “Holder” shall be deemed to include their respective heirs, representatives, successors and assigns, and shall denote the singular and/or plural, and the masculine and/or feminine, and natural and/or artificial persons, as appropriate. The provisions of this Note shall remain in full force and effect notwithstanding any changes in the shareholders, partners or members of Borrower. If more than one party is Borrower, the obligations of each party shall be joint and several. The captions in this Note are inserted only for convenience of reference and do not expand, limit or define the scope or intent of any section of this Note.

18. Notices. All notices, demands, requests and consents permitted or required under this Note shall be given in the manner prescribed in the Deed of Trust.

19. Time of the Essence. Time shall be of the essence with respect to all of Borrower’s obligations under this Note.

20. Severability. If any provision of this Note should be held unenforceable or void, then that provision shall be deemed separable from the remaining provisions and shall not affect the validity of this Note, except that if that provision relates to the payment of any monetary sum, then Holder may, at its option, declare the Secured Indebtedness (together with the Prepayment Fee) and the 1225 Guaranteed Obligations immediately due and payable.

IN WITNESS WHEREOF, Borrower has executed this Note as of the Execution Date.

1201 EYE STREET, N.W. ASSOCIATES LLC, a Delaware limited liability company

By:	Piedmont Washington Properties, Inc., a Maryland corporation, formerly known as Wells Washington Properties, Inc., its Manager

By:
Name:
Its:

[SEAL]

Address:	6200 The Corners Parkway, Suite 500 Norcross, Georgia 30092 Attention: Executive Vice President, Capital Markets